                                                                   EXHIBIT 10.27

                                      LEASE

     THIS AGREEMENT is made as of this 1st day of August 1995, by and among JOHN
W. REX ("Lessor") and CAROLINA COMMERCIAL HEAT TREATING, INC., a Nevada corporation ("Lessee").

                              W I T N E S S E T H:

     WHEREAS, Lessor is the owner of certain Premises hereinafter described and located in Conyers, Georgia, which he leased to Lindberg Corporation pursuant to a lease dated August S, 1985 ("Lindberg Lease"). Lindberg Corporation assigned the Lindberg Lease to Lessee pursuant to an Assignment and Assumption Agreement ("Assignment Agreement") dated June 4, 1994, with a term that commenced on said date and was agreed to end July 31, 1995; and

WHEREAS, Lessor and Lessee desire to enter into this Lease for the Premises hereinafter described, upon termination of the Assignment Agreement, in accordance with the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, agree as follows:

     1. PREMISES. Lessor leases to Lessee, and Lessee leases from Lessor, that certain parcel of land, together with the buildings and improvements thereon erected, located in Conyers, Georgia (the "Premises"), more particularly described in Schedule "A" attached hereto and made a part hereof. Lessee has inspected



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the Premises and accepts the Premises in "as is" condition (except as otherwise set forth in Section 18 hereof) as evidenced by execution of this Lease.

     2. TERM.

         A. Original Term; Option to Renew. The original term of this Lease shall be for three (3) years, shall commence on August 1, 1995, and shall terminate on July 31, 1998. Upon expiration of the original term of this Lease, this Lease shall automatically terminate without any further action by either party hereto except as otherwise set forth in this Section. However, Lessee, if it is otherwise in full compliance with the terms and conditions of this Lease, shall have the option to extend the term of this Lease for one (1) additional period of three (3) years upon the same terms and conditions except that the provision for Base Rent (as hereinafter defined) shall be adjusted, in an amount determined by the mutual agreement of both Lessor and Lessee, prior to commencement of the extended term. Lessee shall exercise its option for such extension by giving written notice thereof to Lessor not less than one hundred twenty (120) days prior to the expiration of the original term of this Lease. Such extension shall be and become effective only when Lessor and Lessee shall have executed a new Lease which sets forth the new Base Rent and the other covenants, conditions, and terms of this Lease along with any necessary modifications.

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          B. Hold-Over. If Lessee remains in possession of the Premises after the expiration of either the original term of this Lease or of the extended term, except pursuant to an exercise of the option to extend in accordance herewith or with the written consent of Lessor, such possession shall, at Lessor's option, be as a month-to-month tenant-at-will on all of the same terms and conditions as are in effect on the last day of the preceding term, except that:
               (i) If there is another party who is scheduled to take possession as a new lessee of the Premises and would do so but for Lessee's continued possession of the Premises; or

               (ii) If Lessee continues in possession of the Premises in disregard of its obligation to vacate; then the Base Rent for each month (or any portion) of Lessee's hold-over period shall be payable at the rate of double the Base Rent effective on the last day of the preceding term; provided that:

               (iii) If Lessee continues in possession of the Premises and is unable to vacate despite using its best efforts; and

               (iv) There is no other party scheduled to take possession of the Premises as a new lessee; then the Base Rent for each month (or any portion) of Lessee's hold-over period shall be payable at the rate of ONE HUNDRED TEN

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PERCENT (110%.) of the Base Rent for the previous month for each month that
Lessee continues in possession of the Premises.

     3. RENT. Lessee agrees to pay Lessor, as minimum rent ("Base Rent"), for the Premises during each year of the original term of this Lease, the sums hereinafter set forth. The Base Rent for the first year of the original term of this Lease shall be the annual sum of SIXTY-THREE THOUSAND SIX HUNDRED DOLLARS ($63,600.00), payable in equal monthly installments of FIVE THOUSAND THREE HUNDRED DOLLARS ($5,300.00) each. The Base Rent for the second year of the original term of this Lease commencing August 1, 1996, shall be the annual sum of SIXTY-FOUR THOUSAND EIGHT HUNDRED SEVENTY-TWO DOLLARS ($64,872.00), payable in equal monthly installments of FIVE THOUSAND FOUR HUNDRED SIX DOLLARS ($5,406.00) each. The Base Rent for the third year of the original term of this Lease commencing August 1, 1997, shall be the annual sum of SIXTY-SIX THOUSAND ONE HUNDRED SIXTY-EIGHT DOLLARS ($66,168.00), payable in equal monthly installments of FIVE THOUSAND FIVE HUNDRED FOURTEEN DOLLARS ($5,514.00) each. Monthly installments of the Base Rent shall be paid, in advance, on the first day of each month, commencing August 1, 1995. All sums payable by Lessee to Lessor under this Lease shall be paid in the same manner as the Base Rent and shall constitute additional rent hereunder.

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     4. POSSESSION AND USE OF PREMISES. Lessee shall have the right to use the
Premises for heat treatment and processing, and related warehousing and maintenance, and any other lawful use so long as such use is specifically permitted under local zoning laws. Lessee at all times shall comply with all applicable federal, state, and local laws, ordinances, and regulations applicable to its use of and operations at the Premises.

     5. LESSEE'S RIGHT OF FIRST REFUSAL TO PURCHASE. In the event Lessor shall receive a bona fide offer to purchase the Premises during the term of this Lease (including any extension), and the offer of purchase shall be satisfactory to Lessor, Lessor shall give Lessee the privilege of purchasing the Premises at the same price and on the same terms of the offer. Lessor shall give Lessee written notice of this privilege by sending Lessee a copy of the offer to purchase. Lessee shall accept the offer, in writing, and sign a contract to purchase the Premises on the same terms and conditions, within the period of thirty (30) days after the date the offer is mailed to Lessee by Lessor. If Lessee fails to accept the offer to purchase and to sign a contract within the period provided, Lessor shall be at liberty to sell the Premises to any third party on the same terms and conditions as offered to Lessee, free from any further application of the right of first refusal contained in this Section 5. If Lessor sells the Premises to a third party in the manner set forth in this Section 5, Lessee's

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right of first refusal shall expire and the provisions of this Section 5 shall thereafter be rendered null and void.

     6. TAXES.

          A. Real Estate Taxes. Lessor agrees to pay all real estate taxes and assessments imposed or levied against the Premises, including the buildings, improvements and the land on which the same are located, during the term of this Lease and any extension thereof.

         B. Other Taxes. Lessee agrees to pay all applicable rental taxes and use taxes, if any, levied upon the Base Rent and the use of the Premises, as well as any taxes assessed or imposed against any leasehold interest or any personal property of any kind owned, installed or used by Lessee at or upon the Premises, during the term of this Lease and any extension thereof. Lessee shall also be responsible for any franchise, corporate, income, profits, or revenue tax, assessment, charge or levy applicable to the business of Lessee conducted upon the Premises.

     7. INSURANCE.

          A. Lessee's Responsibility. Lessee agrees to maintain, at its own cost and expense, during the term of this Lease and any extension thereof, a policy of general, public liability and property damage insurance in a reputable company authorized to do business in the State of Georgia, in which policy Lessor shall be named as an additional insured, as his interest may appear, and to

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furnish current certificates evidencing the existence of such insurance, upon execution of this Lease and within ten (10) days after demand by Lessor, which certificates shall provide that such insurance shall not be cancelled except after thirty (30) days' written notice to Lessor. Such policy shall provide primary coverage for the benefit of Lessor and Lessee, as their respective interests may appear, in an amount of at least ONE MILLION DOLLARS ($1,000,000.00) single limit combined bodily injury and property damage each occurrence, to cover all situations where any person or persons claim bodily injury, death, or property damage in or upon the Premises. Lessee also agrees to maintain, at its own cost and expense, during the term of this Lease and any extension thereof, a policy of fire and wind storm with extended coverage insurance for the full insurable value of the buildings and improvements covered by this Lease and shall name Lessor as an additional named insured thereon, as his interest may appear. Lessee agrees to furnish current certificates evidencing the existence of such insurance upon execution of this Lease and within ten (10) days after demand, providing that such insurance shall not be cancelled except after thirty (30) days' written notice to Lessor.

          B. Lessee Hold Harmless. Lessee agrees to indemnify, defend, and hold Lessor harmless from any and all claims of others for injuries to persons or property occurring in or upon the Premises and arising out of the use, occupancy, or operation of the

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Premises by Lessee, except for such claims for injuries as are caused by the negligent, intentional, or willful acts of Lessor.

          C. Waiver of Claims. Each party to this Lease waives all claims for recovery from the other party for any loss or damage to any of his, its, or their property covered by valid and collectible insurance to the extent of any recovery collected under such insurance.

     8. UTILITIES AND SERVICE. Lessee agrees to pay for all utilities and services which may be furnished to it or used by it in or about the Premises including, but not limited to, all water, fuel, gas, oil, heat, electricity, power, telephones, trash removal, and sewer service. Under no circumstances shall Lessor be required to furnish or be responsible for the furnishing of or the failure of any utility company or public authorities to furnish any utilities or any other service of any kind to the Premises or any part thereof.

     9. REPAIRS. Lessee, during the term of this Lease or any extension thereof, shall at its own cost and expense be responsible for all maintenance to the Premises and shall make all necessary or appropriate repairs, replacements, renewals, and additions required to keep and maintain the Premises (including the roof, outside walls and electrical, plumbing, sprinkler, burglar alarm, lighting, heating and air conditioning systems) and all other systems, equipment, and appurtenant apparatus in good order and condition.

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Lessee further agrees that all damage or injury done to the Premises by Lessee or any person(s) who may be in, or upon the Premises, shall be repaired by Lessee at its sole cost and expense. Any repairs, replacements, renewals, and additions, and any labor performed or materials furnished in, on, or about the Premises, shall be performed and furnished by Lessee in strict compliance with all applicable federal, state, and local laws, regulations, and ordinances of all governmental bodies having jurisdiction over the Premises and the requirements of any board of underwriters having jurisdiction. Lessee agrees, at the expiration of any term of this Lease, or upon the earlier termination hereof, to quit and surrender the Premises in good condition and repair, reasonable wear and tear excepted. Subject to the provisions of Section 25 of this Lease, with the written prior approval of Lessor, Lessee shall have the right to make such minor alterations and modifications to the Premises as Lessee may deem desirable. Any and all damage to the Premises resulting from such alterations and modifications shall be repaired by Lessee at Lessee's sole cost and expense.

     10. REMOVAL OF EQUIPMENT, MACHINERY AND OTHER PROPERTY. Upon any termination of this Lease, so long as Lessee is otherwise in full compliance with the terms and conditions of this Lease, Lessee shall be allowed to remove all of its equipment, machinery, trade fixtures, and other items of Lessee's personal property, including but not limited to furnaces, hoists, trolley rails, furniture, and

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fixtures. Lessee agrees to repair any and all damage to the Premises caused by such removal and to leave the Premises in as good condition and repair as the Premises is in at the present time, reasonable wear and tear, excepted.

     11. DESTRUCTION OF PREMISES.

          A. Partial Destruction. If any event causes a partial destruction of the buildings land improvements located upon the Premises during the original term of this Lease or any extension thereof, Lessor shall restore the same with reasonable promptness if such repairs and restoration can reasonably be made by Lessor, using the proceeds of insurance contemplated by Section 7 hereof, within six (6) months from the date of the partial destruction. In such case, such partial destruction shall in no way void this Lease. However, the Base Rent reserved to be paid shall be abated proportionately as to such damaged portion of the Premises within which Lessee is unable to reasonably carry on its normal business operations because of such partial destruction, until the same has been restored. Nothing herein shall adversely affect or limit Lessor's right to collect the proceeds of any insurance procured by Lessee for the benefit of Lessor and/or on the Premises, nor adversely affect nor limit Lessee's right to collect any insurance proceeds for losses or damage affecting its personal property.

          B. Total Destruction. If any event causes a total destruction of the buildings and improvements located upon the

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Premises during the original term of this Lease or any extension thereof, and if in the reasonable discretion of an architectural engineer selected by Lessor and Lessee the Premises cannot reasonably be expected to be repaired and restored, using the proceeds of insurance contemplated by Section 7 hereof, within six (6) months from the date of the total destruction, this Lease shall absolutely terminate, and the Base Rent and other items reserved as rent in this Lease shall abate for the balance of the term. Nothing in this Lease shall be construed to adversely affect or limit Lessor's right to collect the proceeds of any insurance procured by Lessee for the benefit of Lessor and/or on the Premises, nor affect nor limit Lessee's right to collect an insurance proceeds for losses or damage affecting its personal property.

          C. Use of Insurance Proceeds. Should the total or partial destruction of the Premises result from causes covered by fire, extended coverage and/or other insurance contemplated hereby to be furnished by Lessee, the insurance proceeds shall be paid to Lessor and used by Lessor to effect the required repairs and restoration as contemplated hereby.

     12. CONDEMNATION.

          A. Entire Premises. If any competent authority condemns the entire Premises for any public use or purpose, then the Lease term shall cease on the day prior to the taking of

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possession by such authority or on the day prior to the vesting of the Premises in such authority, whichever occurs first. Base Rent shall be paid to and adjusted as of that day. The entire amount of any reward for such taking as it may relate to the Premises shall belong exclusively to Lessor; provided, however, that Lessee shall be eligible to obtain its own condemnation award for any loss of its use and occupancy of the buildings and other improvements located upon the Premises and any loss of its personal property.

   B. Partial Taking. If any competent authority condemns a portion of the Premises and as a result there is a major change in the use and/or occupancy of the buildings and other improvements which in the reasonable determination of Lessee will prevent Lessee from using the same in substantially the same manner as before used, then Lessee may either terminate this Lease on the date when the authority requires the part of the Premises for such public purpose, or continue to use and occupy the remaining portion. If Lessee remains in possession and occupies the remaining portion, all the terms and conditions of this Lease shall remain in full force and effect with respect to such remaining portion, except that the Base Rent reserved to be paid shall be equitably, adjusted according to the amount and value of such remaining space as decided by an architectural engineer selected by Lessor and Lessee.

          C. Temporary Taking. If the condemning authority should take only the right to possession of the Premises for a fixed period of time or for the duration of an emergency or other

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temporary condition, then this Lease shall continue in full force and effect without any abatement of Base Rent.

          D. No Prejudice. The foregoing procedures shall be without prejudice to the rights of either Lessor or Lessee to recover compensation from the condemning authority for any loss or damage caused by such condemnation.
Neither Lessor nor Lessee shall have any rights in or to any award made to the other by the condemning authority. Lessee is specifically permitted to prosecute, directly or with Lessor against the condemning authority in such condemnation proceedings for loss of business or depreciation to or damage to or cost of removal of, or for the value of stock, machinery, equipment, furniture, and other personal property belonging to Lessee and for the amount of leasehold improvements made by Lessee. Lessee shall have the right to notice and to participate in all such condemnation proceedings. Lessor shall not settle any such condemnation proceedings without the prior written consent of Lessee, not to be unreasonably withheld.

     13. DEFAULT.

          A. Events. The following events shall constitute events of default under this Lease:

               (i) If Lessee fails to pay the Base Rent or any item reserved as rent hereunder, and such failure shall continue for a period of ten (10) days;

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               (ii) If Lessee ceases operation at the Premises for more than ten
(10) days; provided, however, if Lessee continues to pay the Base Rent due and payable in a timely manner, has complied with its duty to maintain the Premises as stated in Paragraph 9 of this Lease, has complied with its duty to maintain insurance coverage as stated in Paragraph 7A of this Lease, and has otherwise performed or observed all of its other duties and obligations under this Lease, then Lessor shall not exercise any of Lessor's rights and remedies herein provided solely because of Lessee's cessation of operations, as aforesaid;

               (iii) If Lessee fails to perform or observe any of its other duties and obligations under this Lease, which failure or neglect continues for thirty (30) days after Lessor gives Lessee written notice; provided, however, if Lessee with due diligence, dispatch and good faith attempts with best efforts to correct such default, then Lessor shall not exercise any of the rights and remedies herein so long as Lessee cures the default within forty-five (45) days from the original date Lessor notifies Lessee of such default;

               (iv) If Lessee makes a general assignment for the benefit of creditors; admits in writing its inability to pay its debts as they become due; files a petition in bankruptcy; is adjudged a bankrupt or insolvent; files a petition seeking any reorganization, arrangement" composition, readjustment, liquidation, dissolution, or similar relief under any present or future

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statute, law, or regulation; files an answer admitting or not contesting the material allegations of a petition against it in any such proceeding; or seeks or consents to or acquiesces in the appointment of any trustee, receiver, or liquidator of Lessee or any material part of its property; or

               (v) If within sixty (60) days after commencement of any bankruptcy or other proceedings against Lessee seeking any reorganization, arrangement, composition, readjustment, liquidation, or dissolution, or similar relief under any present or future federal, state or local statute, law, or regulation, such proceedings shall not have been dismissed; or if, within sixty
(60) days after the appointment without the consent or acquiescence of Lessee of any trustee, receiver, or liquidator of Lessee or any material part of its properties, such appointment shall not have been vacated.

     B. Remedies. After any event of default occurs, Lessor may lawfully declare the termination of this Lease and the acceleration of Base Rent and all other sums reserved as rent under this Lease. In addition, Lessor may at its election terminate Lessee's right to possession without the termination of this Lease and/or declare all installments of Base Rent and all other sums reserved as rent under this Lease immediately due and payable. Lessor may, in any such case, also re-enter the Premises and exercise any right or remedy existing at law or in equity. All

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remedies available to Lessor under this Lease shall be cumulative and in addition to Lessor's rights at law and in equity.

     14. EJECTMENT. If Lessee, after at least ten (10) days' prior written notice and an opportunity for cure, violates any conditions of this Lease, or if Lessee remains in possession of the Premises after the original term or extension term expires, Lessee empowers any attorney to file an agreement for entering in any competent court an amicable action and judgment in ejection against Lessee and all parties claiming under Lessee. Such action shall allow Lessor to immediately recover the Premises, for which this Lease shall be Lessee's sufficient warrant.

     15. SURRENDER. Upon any termination of this Lease, whether by forfeiture, lapse of time, or otherwise, or upon termination of Lessee's right to possession, Lessee shall at once surrender and deliver up the Premises to Lessor in good condition and repair, reasonable wear and tear excepted.

     16. PRIOR FILING OF WAIVER OF LIENS. Lessee shall not make any alterations or improvements to and/or at the Premises without first obtaining Lessor's prior written approval of Lessee's plans and specifications, which shall not be unreasonably withheld. Lessee shall provide insurance, protecting the interests of Lessor and Lessee, as their respective interests may appear, to cover the work of mechanics, laborers and materialmen, prior to the

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commencement of any such alterations or improvements. If the Premises become subject to any lien or encumbrance of any kind, including, but not limited to, any mechanics' or materialmen's lien on account of labor, services or material furnished to or for the benefit of Lessee or claimed to have been furnished to or for the benefit of Lessee, Lessee shall immediately take whatever action as shall be necessary or required to remove the lien or encumbrance within thirty
(30) days of the filing thereof. If Lessee has not removed the lien or encumbrance within the aforesaid thirty (30) day period, Lessee shall provide Lessor with a bond or other reasonably acceptable form of financial assurance, to protect Lessor and the Premises from such claims, from such bonding company(ies) and in such form satisfactory to Lessor, in an aggregate amount equal to the full amount of the lien or encumbrance (including costs and expenses).

     17. ASSIGNMENT AND SUBLETTING. Lessee shall not assign, mortgage, or otherwise encumber this Lease or sublet, license, or permit all or any part of the Premises to be used by others, whether voluntarily, by operation of law, or otherwise, without Lessor's prior written consent. However, Lessee may assign this Lease or sublet the Premises to a wholly-owned subsidiary of Lessee for the use set forth in Section 4 of this Lease if Lessee is otherwise in full compliance with the terms and conditions of this Lease and if Lessee agrees, in writing (in form and content satisfactory to Lessor), to guarantee as surety the full and faithful performance of the subsidiary, assignee, or sublessee. In addition, Lessee may assign this Lease in connection with the sale of the entire business conducted by Lessee at the Premises if the buyer expressly assumes, in writing (in form and content satisfactory to Lessor), Lessee's obligations under this Lease, Lessee otherwise is in full compliance with the terms and conditions of this Lease, and Lessee obtains Lessor's prior written consent to such assignment. To obtain Lessor's consent to such assignment, the following conditions shall, at a minimum, be met:

          A. Financial Qualification of Buyer. The buyer must furnish Lessor with a copy of its most current financial statement evidencing to Lessor's reasonable satisfaction that it can assume the financial obligations of this Lease;

          B. Good Reputation of Buyer. The buyer must have a business reputation and financial resources at least as good and substantial as that of Lessee on the date hereof and such date thereafter; and

          C. Lessee Remains Obligated as Surety. Lessee shall not be relieved of any liability or responsibility under the terms of this Lease by reason of such assignment, but shall nevertheless remain liable hereunder, as surety and guarantor.

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     18. LEGAL OBLIGATIONS RE CONDITION OF PREMISES.

          A. General. Lessor and Lessee acknowledge that certain federal, state, and local laws, rules, and regulations are now in effect and that additional laws, rules, and regulations may be enacted relating to or affecting the Premises and concerning the impact on the environment of construction, land use, maintenance and operation of buildings and improvements, and the conduct of business thereon. Lessee shall comply with all present and future laws, regulations, and rules of applicable federal, state, county, and other governmental authorities with respect to the Premises and Lessee's business conducted thereon. Lessee shall not cause, or permit to be caused, any. act or practice upon the Premises, by negligence, omission, or otherwise, that would or may adversely affect the environment. In addition to and not in limitation of the foregoing, Lessee agrees that it shall not cause or permit any Hazardous Substance (as hereinafter defined) to be disposed of on or in the Premises. Lessee may use, store, and generate Hazardous Substances (as hereinafter defined) on the Premises in connection with the conduct of its business thereon provided that any such use, storage, or generation is in accordance with all applicable laws, rules, and regulations. As used herein, the term "Hazardous Substance(s)" means any substance that is toxic, ignitable, reactive, or corrosive or that is regulated by any federal, state, or local governmental agency, law, rule or regulation, and includes without limitation any and all material or substances defined as

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"Hazardous Waste," "Extremely Hazardous Waste," or a "Hazardous Substance"
pursuant to any federal, state, or local governmental agency, law, or regulation, asbestos and asbestos-containing materials, PCBs, petroleum and petroleum products, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, and substances which are or may be toxic to humans, animals, plants, or the environment.

          B. Lessor' s Indemnity. Lessor agrees to indemnify, defend, and hold Lessee harmless for any non-compliance of the Premises under federal, state, or local environmental laws, rules, or regulations that occurred before the date of Lessee's initial use and occupancy of the Premises under the lease and which was not caused by or cannot be attributed to Lessee's use and occupancy of the Premises, including, without limitation, any and all claims, damages, fines, judgments, clean-up, removal or restoration costs, investigation expenses, penalties, costs, liens, liabilities, or losses, including reasonable attorney's fees and expenses, arising from the presence of any Hazardous Substance on or in the Premises, except to the extent caused by Lessee or Lessee's use of the Premises. Lessee has provided Lessor with a copy of the Phase I and Phase II environmental tests which Lessee conducted on the Premises prior to taking possession thereof, which are attached to this Lease as Schedule "B" hereto and made a part hereof. Schedule "B" shall serve as evidence of the environmental condition of the Premises prior to Lessee's initial use and occupancy of same.

     C. Lessee's Indemnity. Lessee shall not be responsible for indemnifying, defending, or holding Lessor harmless for any non-compliance of the Premises with federal, state, or local environmental laws, rules, or regulations that existed prior to Lessee's initial use and occupancy of same and that is disclosed on Schedule "B" hereto. Upon the expiration of this Lease, Lessee may again conduct Phase I and Phase II environmental tests, in a manner and from such companies reasonably acceptable to Lessor, at Lessee's own cost and expense, and forthwith provide Lessor with a copy of said tests (the "Final Audits"). Lessee agrees to indemnify, defend, and hold Lessor harmless for any non-compliance of the Premises with federal, state, or local environmental laws, rules, or regulations that was caused by or can be attributed to Lessee's use and occupancy of the Premises, including, without limitation, any and all claims, damages, fines, judgments, clean-up, removal or restoration costs, investigation expenses, penalties, costs, liens, liabilities, or losses, including reasonable attorney's fees and expenses, arising from the presence of any Hazardous Substance on or in the Premises (whether or not the use thereof is otherwise permitted hereunder), which may be demonstrated by a comparison between the test results in Schedule "B" hereto and the test results set forth in the Final Audits conducted at the expiration of this Lease, if the Lessee chooses to conduct such Final Audits.

          D. Lessor's Representation. Lessor represents that there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or to his knowledge threatened against the Premises relating in any way to any environmental law.

         E. Duty to Notify. Lessee agrees to provide immediate notice to Lessor of any release of, or discovery of the presence of, any Hazardous Substance on or in the Premises. Lessee shall provide Lessor with copies of all forms, reports, and other documents required to be filed by Lessee with any federal, state, or local governmental agency regulating the environment within ten (10) days after filing same with said governmental agencies.

          F. Survival. Lessee's indemnity obligation with respect to environmental matters under this Section 18 shall continue after any termination of this Lease to the extent that (1) the presence of any Hazardous Substances is disclosed by the Final Audits in excess of the Hazardous Substances that existed prior to Lessee's initial use and occupancy of same and that is disclosed on Schedule "B" hereto or (2) no Final Audits are provided by Lessee. Lessee's indemnify obligation under this action 18 with respect to environmental matters shall otherwise survive for one (1) year after any termination of this Lease if no Hazardous Substances in excess of that which may be shown in Schedule "B" hereto are disclosed in the Final Audits. Lessee's indemnity obligation other than with respect to environmental matters under this Section 18 shall survive for one (1) year after any termination of this Lease with respect to all other obligations of Lessee hereunder.

     19. AGREEMENT BINDING. This Lease shall be binding upon and inure to the benefit of the parties hereto and upon their respective heirs, personal representatives, successors, and permitted assigns.

     20. GOVERNING LAW. This Lease shall be governed by the laws of the State of Georgia.

     21. NOTICES. Lessor shall give all notices to Lessee in writing, by United States mail, certified with postage prepaid, and addressed to:

                    Carolina Commercial Heat Treating, Inc.
                    6313 Old Pineville Road
                    P. 0. Box 240867
                    Charlotte, North Carolina 28224
                    Attention: Chief Executive Officer

        With a copy to:

                  Dennis C Gilchrist, Esquire
                  Gilchrist Law Firm, P.A.
                  601 East McBee Avenue
                  Suite 200
                  Greenville, South Carolina 29601

     Lessee shall make all payments and give any notices to Lessor in writing, by United States mail, certified with postage prepaid, and addressed to:

                 Mr. John W. Rex
                 Valley Forge Road and Eighth Street
                 Lansdale, Pennsylvania 19446

           With a copy to:

                 William R. Wanger, Esquire
                 Pearlstine/Salkin Associates
                 1250 South Broad Street
                 Lansdale, Pennsylvania 19446-04-31

     Any party may designate a new address by written notice given to the other party.

 22. ESTOPPEL CERTIFICATE. Within ten (10) days after Lessor or any mortgagee of Lessor requests same from Lessee, Lessee shall execute and deliver to Lessor or such mortgagee an "Estoppel Certificate." Such Estoppel Certificate shall state that this Lease remains in full force and effect without any modification, shall state any reasonable representations requested by Lessor or said mortgagee, and shall state that Lessee has no setoffs against Base Rent or any items reserved as rent hereunder. If this Lease has been modified or if Lessee has any setoffs, such Certificate shall state the exact nature of the modification and the precise amount of the setoffs and basis therefor.

    23. QUIET ENJOYMENT. If Lessee pays the Base Rent, all other sums reserved as rent hereunder, and performs all other terms and conditions of this Lease, it shall quietly have and enjoy the right to use and occupy the Premises during the Lease term without hindrance or interference by anyone claiming by or through Lessor.

However, Lessee takes subject to the reservations and conditions of this Lease and specifically acknowledges taking under the terms and conditions of the existing recorded mortgage on the Premises.

     24. LESSOR'S RIGHT TO FINANCE SUBJECT TO LEASE. Lessor has the absolute right, without Lessee's consent, to obtain financing on or to further mortgage its interest in the Premises and all of Lessor's rights and interests therein, under and subject to Lessee's rights hereunder.

     25. ZONING AND RIGHT TO EXPAND. Lessor represents and warrants that the local zoning laws applicable to the Premises permit Lessee to operate a heat treatment and processing business thereon in the manner presently conducted. Lessor makes no representation or warranty with respect to Lessee's right to expand the buildings and improvements located upon the Premises. However, Lessor agrees to provide Lessee with a reasonable area for expansion of its operations upon the Premises within the area shown with an "X" on the map attached as Schedule "C" hereto, subject to the application of all applicable federal, state, and local laws, ordinances, and regulations. In such event, Lessor and Lessee shall mutually determine how much expansion is to be carried out, the rental to be paid therefor, and such other terms and conditions as shall be agreed upon, in writing, by Lessor and Lessee. All such improvements and expansion shall be done at the sole cost and expense of Lessee.

     26. LESSOR'S RIGHT TO SELL THE PREMISES. Lessee acknowledges that Lessor has the absolute right to sell the Premises under and subject to this Lease and Lessee's rights hereunder. If Lessor sells the Premises during the original term or extension of this Lease, the new owner of the Premises shall be obligated to assume, in writing, all of Lessor's obligations hereunder arising after the date of sale. Lessee agrees to and shall release Lessor from this Lease and any further obligations upon any such sale by Lessor and assumption, as aforesaid.

     27. ALL PROPER CORPORATE ACTION HAS BEEN TAKEN. Lessee shall provide Lessor with a resolution of its of Board of Directors approving the execution of this Lease prior to the execution hereof.

     28. NO THIRD PARTY BENEFIT. This Lease is entered into for the sole protection and benefit of Lessor and Lessee. No other person(s) or entities shall have any right of action under this Lease.

    29. COVENANT AGAINST WASTE. Lessee shall not cause or permit any waste, damage, or injury to the Premises. Lessee, at its own cost and expense, shall keep the Premises and all buildings and improvements thereon, and the adjoining sidewalks, curbs, parking areas and pavement, landscaping, access roads and signage, in good order and repair, and shall make all necessary improvements, replacements, and renewals including all structural repairs necessary to maintain the foregoing in such good condition and repair.

   30. MEMORANDUM OF LEASE. Lessee may record, at its sole cost and expense, a Memorandum of this Lease in title form attached as Schedule "D" hereto and Lessor agrees to execute same; provided, however, that upon execution of such Memorandum of Lease, Lessee shall also execute and deliver to Lessor a form of Termination of Memorandum of Lease, in the form attached as Schedule "E" hereto, which Termination of Memorandum of Lease shall be held by Lessor until termination of this Lease in accordance with the terms thereof at which time it shall be recorded by Lessor.

     31. INDEMNIFICATION FOR LIABILITIES RESULTING FROM LESSEE'S ACTS OR OMISSIONS. Lessee shall indemnify, defend and hold Lessor harmless from and against all liabilities, costs and expenses, and losses incurred by Lessor as a result of:

          A. Lessee's failure to perform any of its obligations under this Lease;

          B. Any accident, injury, or damage happening in or about the Premises or appurtenances, or on or under the adjoining access roads, sidewalks, pavement, curbs, parking areas or resulting from the condition, maintenance, or operation of the Premises or of the adjoining access roads, sidewalks, pavement, curbs, or parking areas;

          C. Failure of Lessee to comply with any governmental requirements; and

          D. Any mechanics' or materialmen's lien or security agreement filed against the Premises or any equipment thereon or therein, or any materials used in the construction or alteration of any building or improvements thereon. If any party institutes an action against Lessee in which Lessor is made a party defendant, Lessee shall indemnify, defend, and save Lessor harmless from all costs, expenses, and liabilities, including reasonable attorney's fees, incurred by Lessor in such action. If an action is brought to recover any Base Rent or any item reserved as rent under this Lease, for or on account of any breach of or to enforce or interpret any term, covenant, or condition of this Lease, or for the recovery of possession of the Premises, Lessor may recover from Lessee, as part of Lessor's costs, reasonable attorney's fees and costs.

     32. INTEREST ON LATE FEES. All sums paid by Lessee after the due date therefor shall bear interest at a rate equal to the "National Prime" designated as such in The Wall Street Journal, as adjusted from time to time, plus two percent (2%). Time shall be deemed of the essence for all purposes of this Lease.


    33. INSPECTION AND ACCESS. Lessee shall permit Lessor or his agents to inspect or examine the Premises at any reasonable time after reasonable notice. Lessee shall permit Lessor to make all repairs, alterations, improvements, or additions to the Premises or to the building and improvements thereon erected that Lessor deems desirable or necessary or that Lessee is required but fails so to do. Such repairs, alterations, improvements, or additions shall not be construed as a full or partial eviction of Lessee, and the Base Rent shall not abate in any manner while such work is being performed, whether by reason of resulting loss or interruption of Lessee's business or any other reason.

     34. ALTERATIONS AND ADDITIONS. Lessee may, at its own cost and expense, install additional improvements upon the Premises, provided that such alterations and improvements shall not adversely affect the structural soundness of the Premises or any buildings and improvements which exist upon the Premises. All such alterations and improvements shall be in accordance with plans and specifications which shall in all instances first be subjected to Lessor's prior written approval. In making any alterations and improvements, Lessee shall comply with all applicable federal, state, and local laws, ordinances, and regulations and insurance organizations.

     35. WAIVER OF CUSTOM. Notwithstanding any law, usage, or custom, Lessor shall have the right at all times to enforce strictly the provisions of this Lease. If Lessor fails at any time to enforce strictly any Lease provision(s), such failure shall not be construed as having created a custom or waiver in any way contrary to the specific provisions of this Lease or as having in any way or manner modified this Lease.

     36. CAPTIONS. The captions contained in this Lease are for the convenience of the parties only. They do not in any way modify, amplify, alter, or give full notice of the provisions contained in this Lease.

     37. AMENDMENTS; ENTIRE AGREEMENT. This Lease may be changed, waived, discharged, or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge, or termination is sought. This Lease constitutes the entire agreement between Lessee and Lessor. There are no promises, representations, or understandings between the parties of any kind or nature whatsoever except as set forth in this Lease.

     38. PARTIAL INVALIDITY. If in any circumstance any clause or provision of this Lease or its application to any party is to any extent rendered invalid or unenforceable, the remainder of this Lease, or the application of such clause or provision to parties or in circumstances other than those as to which it is valid or unenforceable, shall not be affected, and each remaining clause and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

     39. NO CONSTRUCTION AGAINST DRAFTER. This Lease shall be interpreted and construed without regard to customary principles of interpretation and construction of legal instruments which construe ambiguities against the party causing an instrument to be drafted.

     40. COUNTERPARTS. This Lease may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Lease, intending to be legally bound, as of the day and year first above written.

Witness:                                Lessor:

William R. Wanger                       /s/ John W. Rex    (SEAL)
- ---------------------                       ---------------------
(please print name)                         JOHN W. REX

/s/ William R. Wanger
- ---------------------
(Signature)

Wilhelm L. Gruszecki
- ---------------------
(please print name)

/s/ Wilhelm L. Gruzecki
- -----------------------
(signature)
                                        LESSEE:
                                        CAROLINA COMMERCIAL HEAT
                                        TREATING, INC.

Attest:                                 By: /s/ JAMES M. HENDERSHOT
Title: Asst. Secretary                  Title: President


(CORPORATE SEAL)

                                   SCHEDULE A


Land Lot 320 of the 16th District of Rockdale County, Georgia and shown as Lots 2, 3 and 4 on plat prepared for Rex of Georgia, Inc. by Robert M. Buhler Registered Surveyor, dated August 1, 1979, and more fully and particularly described as follows:

BEGINNING at an x found on rock located on the Northwest right-of-way of Georgia Highway #138 (100 foot right-of-way) said rock being located 1,244.41 feet Northeast from the Northeast right-of-way of Pine Log Road, (100 foot right-of-way) as measured along the Northwest right-of-way of Georgia Highway #138; thence North 42 degrees 50' 05" West 250 feet to iron pin found at corner; thence North 47 degrees 09' 55" East 300 feet to iron pin found at corner; thence South 42 degrees 50' 05" East 250 feet to iron pin found located on the Northwest right-of-way of Georgia Highway #138; thence South 49 degrees 09' 55" West along the Northwest right-of-way of Georgia Highway #138, 300 feet to corner and point, of beginning.